Exhibit 10.1

PROGRAM SERVICE AGREEMENT

THIS SERVICE AGREEMENT (hereinafter, “Agreement”), made this 23rd day of May 2007, between CSI Digital, Inc., an Oregon corporation incorporated under the laws of the State of Oregon with offices at 921 SW Washington, Suite 716, Portland, OR 97205 (“CSI Digital”), and Microwave Satellite Technologies, Inc. (MST) a New Jersey corporation with offices at 259-263 Goffle Road, Hawthorne, NJ 07506 (“Customer”). CSI Digital and Customer shall each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, CSI Digital (and its designees or partners), is procuring, installing and constructing certain super headend facilities (the “Super Headend”) that will enable CSI Digital to aggregate video and audio channel programming, encode those channels into MPEG-4 format, and up-convert and re-transmit those channels via one or more satellites to Customer’s downlink facilities or those of its own customers (collectively, the “Transport Services”);

WHEREAS, CSI Digital intends to offer such Transport Services to video program customers operating within the United States and its territories;

WHEREAS, CSI Digital (and its designees or partners) intend to provide authorized access to satellite delivered cable television programming services (“Programming Services”)

WHEREAS, Customer desires to procure from CSI Digital, and CSI Digital desires to provide to Customer, the Transport Services and/or Programming Services which Customer intends to use as a component part of its own integrated, end-to -end programming that it will offer to its own retail customers within the United States (the “retail customers”).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE 1
TERM
1.1. Term. This Agreement shall be effective as of the date first set forth above. CSI Digital shall commence provision of the Transport Services as of July 23, 2007 (the “Transport Service Commencement Date”) and, unless sooner terminated in accordance with the provisions contained herein, this Agreement shall continue for a period of five (5) years from the “Transport Service Commencement Date” (the “Term”), provided that, in the event CSI Digital is not ready and able to provide the Transport Services in accordance with the specifications set forth in Exhibits A and B hereto as of the Transport Service Commencement Date, and that MST is ready to receive the content, then, no later than September 23, 2007, CSI Digital shall provide the services as described in Exhibit G hereto.

ARTICLE 2
CSI DIGITAL TRANSPORT AND PROGRAMMING SERVICES

2.1 Transport Services.

(a)  From and after the Transport Service Commencement Date and continuing during the remainder of the Term, CSI Digital shall provide to Customer the Transport Services, which consist of the Super Headend and space segment services as more particularly described in Exhibits A, and B hereto. As a part of the Transport Services, during the Term, CSI Digital (and its designees or partners) shall also provide Super Headend Operational Center services (the “SHOC Services”) to Customer 24 hours per day, 365 days per year, as described in Exhibits A and B. For the avoidance of doubt, CSI Digital shall provide the SHOC Services only to Customer, not Customer’s retail customers.

(b)  Customer shall ensure that its own facilities and operations conform to the specifications set forth in Exhibits A and B and H hereto. Customer’s use of its own conditional access system, including equipment co-location and interface with CSI Digital’s facilities, shall be subject to the Parties’ mutual agreement regarding the terms and conditions of such use as provided for via a separate agreement to be executed by the Parties. If such terms and conditions are agreed upon, Customer‘s use of its own conditional access system shall not in any case hinder CSI Digital’s ability to re-purpose the space segment capacity used by CSI Digital to provide the Transport Services.

(c)  CSI Digital may in its sole discretion introduce from time to time during the Term additional services as part of its Super Headend platform, such as Video on Demand content or Pay Per View content services, or other services within CSI Digital’s existing services portfolio. If and when CSI Digital decides to offer any such service, it shall promptly make Customer aware of the availability of such services. In the event that Customer desires to obtain any such services from CSI Digital then CSI Digital shall meet and negotiate with Customer the terms and conditions related to the use thereof through an amendment of this Agreement.

(d)  The Parties will conduct review meetings approximately every six (6) months following the Transport Service Commencement Date to discuss the commercial performance of the Transport Services.

2.2 Channel Lineup.

(a) Exhibit C hereto sets forth the programming services with respect to which CSI Digital will provide the Transport Services hereunder, which shall be subject to change by CSI Digital upon, where practicable, not less than sixty (60) days prior written notice to Customer (the “Channel Lineup”). If so requested by Customer, CSI Digital’s transmission of additional programming services beyond those contained in the Channel Lineup will be subject to CSI Digital’s receipt of additional compensation from Customer in an amount to be mutually agreed upon.

2.3 Programming Services.

(a) Programming Services are the satellite cable programming channels which Customer may receive for distribution within a System Location as set forth in Exhibit C hereto.

2.4 MPEG Related Patent License Fees.

(a) CSI Digital represents and warrants to Customer that CSI Digital itself does not require any MPEG patent licenses in order to perform its obligations under this Agreement and is not liable for payment of any fees associated therewith. CSI Digital shall indemnify Customer in accordance with Section 6.1 against any claims that Customer is liable for payment of any such license fees arising out of CSI Digital’s breach of such representation and warranty.

(b) Except as provided in subparagraph (a), any license and/or user fees related to the transmission, delivery or use by Customer of MPEG-4 linear programming signals during the Term, which are not covered by CSI Digital’s encoding vendors, shall be the sole responsibility of Customer and Customer shall indemnify CSI Digital in accordance with Section 6.1 against any claims that CSI Digital (and its designees or partners) is liable for payment of such fees as they pertain to Customer’s use of MPEG-4 linear programming signals.

ARTICLE 3
CUSTOMER SERVICES

3.1  Customer Services. Customer will offer the Programming Services as its own integrated, end-to-end programming transmission service (the “Customer Services”) to retail customers that reside or are located within the United States of America and its protected territories (the “Territory”). Under no circumstances shall Customer provide any services that utilize CSI Digital’s Transport Services to any person or entity outside the Territory. In connection with its provision of the Customer Services, Customer shall be solely responsible for all billing and collection, sales and promotional support, software maintenance, ad insertion services, initial set-up technical support and all on-going technical support to its own retail customers. As part of its service offering, Customer shall use best efforts to obtain the necessary affiliate program carriage rights from Programmers to receive, distribute and exhibit the program content included in the Program Service.

3.2  Retail Customers.

(a)  Before providing the first of any Customer Services to a retail customer base, Customer shall give detailed written notice of the proposed services to CSI Digital as provided in Section 10.14 below, together with a list of the applicable Programming Services. CSI Digital shall promptly, but not later than five business days of receipt of Customer’s notice, seek confirmation from the applicable Programmer(s) of Customer’s authorization to receive and distribute the Programming Services for which authorization is sought.

(b)  If CSI Digital receives notice from a Programmer of any expiration, termination, or curtailment (e.g., black-out notice) of the Customer’s previously confirmed authority, CSI Digital shall so advise Customer by written notice, and Customer shall, within three (3) business days of receipt of such notice (or sooner if required by CSI Digital’s applicable transport rights agreement with a Programmer) comply with the instructions given by the Programmer in its notice to CSI Digital. Customer acknowledges and agrees that CSI Digital may deactivate all or portion of its delivery of the Programming Services to Customer to the extent required to comply with the requirements of Programmers that are parties to CSI Digital’s Transport Rights agreements.

(c)  Unless deactivation is requested or otherwise effected by CSI Digital pursuant to subparagraph (b) above, Customer shall give CSI Digital at least sixty (60) days’ prior written notice of its deactivation of its distribution of any Programming Service.

(d)  To the extent provided in Section 6.1 below, Customer shall indemnify and hold CSI Digital (and its designees and partners) harmless from all losses of any kind, arising out of (i) the failure to obtain any requisite consent from CSI Digital, or (ii) any claim by a retail customer that CSI Digital, relying in good faith upon a Programmer notice, failed to provide that retail customer with previously authorized Program Service.

(e) If Customer charges its own retail customers a service fee on a “per program” basis, it may not charge any retail customer a fee for Customer’s transport of a particular Program Service that is different than that charged for its transport of other Program Services without prior authorization. For example, if Customer charges its retail customer a separate fee for the transport of Fox News, it may not charge a different fee for the transport of the Weather Channel.

3.3  The Programming Services (including commercials) shall be delivered to Customer’s local head-end facilities in their entirety, without time delay (or acceleration), interruption, alteration, addition, deletion, or editing of any thereof.

ARTICLE 4

SERVICE CHARGES

4.1   Monthly Service Fee.

(a)  With respect to each calendar month during the Term, beginning on the Transport Service Commencement Date and Programming Service Commencement Date (with the first and last months prorated), Customer agrees to pay to CSI Digital a monthly service fee (“MSF”), which shall be computed by multiplying the then-current average number (the “Monthly Subscriber Average”) of Service Subscribers (as defined below) by the applicable monthly service rates as set forth in Exhibit D. The Monthly Subscriber Average shall be computed as follows: the current month’s end balance Service Subscribers shall be added to the previous month’s end balance of such subscribers and the sum thereof shall be divided by two (2). Gratis Account Subscribers (as defined below) shall not be included for purposes of determining the Monthly Subscriber Average. CSI Digital may change the service rates set forth in Exhibit D from time to time upon no less than forty five (45) days prior written notice to Customer; provided, however, that any individual rate increase shall not exceed 25%. Once the initial Customer regional head-end is activated, CSI Digital shall use the estimated number of service subscribers set forth in Customer’s initial month’s projections to calculate the estimated MSF. Upon receipt of the initial Service Subscriber Activity report, pursuant to subparagraph (c) below, CSI Digital shall then compare the estimated MSF with the actual initial MSF and CSI Digital shall make a debit or credit adjustment to its MSF invoice reflecting the actual subscriber count.

(b)  As used herein, the term:

(i)  “Service Subscriber” shall mean each party authorized by Customer to receive Programming Services (irrespective of any payment delinquency). A Service Subscriber may include, but shall not be limited to, hotel and motel guest rooms, private offices, and patient rooms in hospitals, and bulk rate subscribers who are occupants of multiple dwelling complexes. For residential Service Subscribers, each single residential dwelling unit regardless of the number of integrated receiver-decoders (“IRD”) authorized by Customer shall be deemed a Service Subscriber; for hotel/motel rooms, hospital patient rooms, private business offices, and multiple dwelling complexes, the number of bulk rate Service Subscribers shall be determined by dividing the total monthly bulk rate charged by Customer to each multiple dwelling complexes by theaverage monthly service rate charged by Customer per non-bulk rate subscriber to the Programming Service.

(ii)  “Gratis Account Subscriber” means a Service Subscriber that is a school or educational institution, or an employee of a Customer, to whom Programming Services are provided free of charge and from whom neither CSI nor the Customer receives subscriber fees or other compensation during the entire applicable month. Customer shall use commercially reasonable, good faith efforts to minimize the number of Gratis Account Subscribers.

(iii) “Affiliate” means an entity that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with the entity concerned.

(c) Within three (3) business days after the end of each month during the Term, Customer shall submit to CSI Digital a true and correct report substantially in the form attached hereto as Exhibit E (the “Subscriber Activity Report”), certified by a duly authorized officer, and providing the following information:

(i)  The total number of Service Subscribers as of the last day of the prior and current reporting months and the name and location of each Authorized System (including the calculation of bulk rate subscribers and the number of high definition and standard definition subscribers);

(ii)  The number of Gratis Account Subscribers;

(iii)  Such other information and reports as may reasonably be required by CSI Digital, and such reports as Customer may furnish to other programming services or program suppliers for general and non-confidential use.

CSI Digital shall have the right to modify the form of the Subscriber Activity Report required of Customer hereunder.

If Customer fails to furnish its Subscriber Activity Report in a timely manner, the Parties agree that applicable number of Service Subscribers served by such defaulting customer for the applicable reporting month shall be deemed to be 110% of the most recent subscriber data that is available. If and when Customer provides the actual subscriber data, the next succeeding MSF payment will be trued up to reflect any underpayment or overpayment by Customer.

4.2  Payment. The MSF payment shall be paid pursuant to the following schedule:

(a)  CSI Digital shall send Customer an invoice for the relevant MSF payment based on the information contained in the Subscriber Activity Reports delivered by Customer (Customer’s subscriber projections or additional information as may result from any audits performed pursuant to Section 4.3 below). Customer shall pay all amounts no later than fifteen (15) days after its receipt of the relevant invoice. All payments made or to be made under this Agreement shall be made in United States Dollars, and shall be made by check or in accordance with wire instructions given by CSI Digital.

(b)  Overdue payments are subject to a late charge, calculated and compounded monthly, and calculated at an annual rate of either (i) one percent (1%) over the prime rate available in New York City, as published in the Wall Street Journal on the first Monday (or the next bank business day) following the payment due date; or (ii) twelve percent (12%), whichever shall be higher. If the amount of the late payment charge exceeds the maximum permitted by law, the charge will be reduced to that maximum amount.

4.3   Audit Rights. CSI Digital shall have the right, exercisable in its sole discretion and in each case upon at least seven (7) days’ advance notice, to verify the calculation and payment of the MSF payments, and Customer shall provide its best efforts to CSI Digital and its internal and external auditors and other representatives designated by CSI Digital from time to time with all reasonably necessary access during normal business hours to personnel, books, records, documents and information to enable them to verify the accuracy and completeness of reports and the number of Service Subscribers as of the last day of the prior and current reporting months (each, an “Audit”) and the MSF payments hereunder. Customer shall provide any assistance reasonably requested by CSI Digital in conducting any such Audit. Customer shall promptly pay to CSI Digital any amount demonstrated by the results of the audit to be owed to CSI Digital. In the event a dispute arises with respect to amounts claimed by CSI Digital, the Parties agree to work in good faith to resolve such dispute. If the Parties are unable to resolve such dispute, either Party may submit the matter to binding arbitration pursuant to the procedures set forth in Section 10.8(c) below. Such audits shall be conducted at CSI Digital’s sole cost, except that Customer shall reimburse CSI Digital for its reasonable costs and expenses of performance of any audit if Customer has underpaid CSI Digital by an aggregate of more than three percent (3%) during any 6 consecutive months of the audited period. The information derived from and the process of such review shall be subject to the confidentiality provisions of Section 10.2 and any third party auditor or representative shall be required to acknowledge in writing its agreement to such confidentiality provisions.

4.4  Recordkeeping. Customer shall maintain at its respective principal place of business complete and accurate records of and supporting documentation for all transactions, financial and non-financial, that result from or are created in connection with its performance of its obligations hereunder, as well as the Customer Services in accordance with the requirements of generally accepted accounting principles applied on a consistent basis. Customer shall retain records related to the performance of obligations under this Agreement for at least two (2) years after expiration of the Term.

4.5  Service Interruption Credits. The MSF payment shall be subject to a true-up if Customer demonstrates that it was entitled to, and receives, a service credit against a future invoice as a result of a Service Failure as defined in Exhibit F (an “Interruption Credit”). In that case, the amount of such Interruption Credit shall be deducted from the invoice with respect to which the next MSF payment is due, provided that the amount of Interruption Credits deducted from any MSF payment shall not exceed ten (10) percent of that MSF payment, and in such an event, the additional Interruption Credits will be trued up through deduction from subsequent MSF payments.

4.6  Maximization of Business.

(a)  Customer shall, consistent with good business practice, use commercially reasonable, good faith efforts to maximize the number of retail customers.

(b)  During the Term, neither Customer nor any Affiliates of Customer shall provide any services currently described in Exhibits A and B, directly or indirectly, to any unauthorized third party.

(c)  During the Term, neither Customer nor any related Affiliates of Customer, shall obtain Transport Rights directly from CSI Digital Inc.’s wholesale partners nor from parties in competition with CSI Digital Inc. or its Transport partners for content that is or could be provided by CSI Digital or its Transport partners.

4.7  FCC Obligations. Customer will be responsible for ensuring that it complies with applicable FCC requirements related to the Emergency Alert System and public interest programming requirements. CSI Digital shall obtain and maintain any required FCC authorizations in order to provide the Transport Services to Customer.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1  Representations and Warranties.

(a)  Each Party represents, warrants and covenants that as of the date of this Agreement (i) it has, and shall continue to have during the Term, the right (including but not limited to contractual rights), power and authority to enter into and perform its obligations hereunder and the execution, delivery and performance of this Agreement shall not result in the breach or non-performance of any document, instrument or agreement by which it is bound; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or limited liability company action; and (iii) this Agreement constitutes legal, valid and binding obligations of such Party.

(b)  CSI Digital represents and warrants that it possesses all rights and licenses necessary to provide the Transport Services, including but not limited to all rights and licenses necessary to the procurement and delivery of the Programming Services (“collectively the “Transport Rights”) and hereby covenants that it shall maintain such Transport Rights during the Term.

5.2   DISCLAIMER OF WARRANTIES. CSI DIGITAL (ITS DESIGNEES AND PARTNERS) MAKE NO WARRANTIES, EITHER EXPRESS OR IMPLIED REGARDING THE SERVICES PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF CSI DIGITAL HAS BEEN MADE AWARE OF SUCH PURPOSE, WARRANTIES ALLEGED TO ARISE AS A RESULT OF CUSTOM AND USAGE.

ARTICLE 6
INDEMNIFICATION

6.1  Indemnification. Subject to Section 7.2 below, each Party hereby agrees to defend, indemnify, and hold harmless the other and its officers, directors, affiliates, partners, designees, agents and employees (the “Indemnities”) from and against any damages, costs (including reasonable attorneys' fees), losses, or other liabilities (collectively, a “Loss”), which any of the foregoing may incur with respect to any claim, demand, or action arising out of the indemnifying party’s breach of its obligations under this Agreement. This Section 6.1 shall survive the termination of this Agreement.

ARTICLE 7

7.1   NO CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS OR ECONOMIC LOSS, WHICH THE OTHER PARTY MAY SUFFER AS A RESULT OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGE OR LOSS.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1CSI Digital Materials. CSI Digital (and its designees or partners) shall be the sole and exclusive owner of (a) the Materials owned by it as of the effective date hereof, (b) the Materials acquired by it on or after the effective date hereof and used by it in the performance of the Super Headend and SHOC Services, (c) the derivative works of its Materials created by CSI Digital (and its designees or partners), (d) all Materials developed by CSI Digital (and its designees or partners) in the course of the performance of its obligations under this Agreement, including United States and foreign intellectual property rights therein, and (e) the specifications in the Technical Annex related to monitoring and control, redundancy, routing and simulcrypt-based conditional access platform. As used herein, the term “Materials” means software, literary works, other works of authorship, specifications, design documents and analyses, programs, program listings, programming tools, documentation, reports, drawings and similar work product.

8.2  CSI Digital Intellectual Property. All of CSI Digital’s rights to its Intellectual Property shall at all times remain the property of CSI Digital, and Customer shall not have any right to use such Intellectual Property. As used herein, the term “Intellectual Property” means all forms of intellectual property rights and protections throughout the world and includes without limitation all right, title and interest arising under EU or U.S. or foreign common or statutory law in and to all: (a) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (b) trade secret rights and equivalent rights and all goodwill associated therewith; (c) copyrights, other literary property or authors' rights, whether or not protected by copyright or as a mask work; and (d) marks, proprietary indicia, trademarks, trade names, symbols, domain names, rights in databases, logos and/or brand names.

8.3  Customer Materials. Customer shall be the sole and exclusive owner of (a) the Materials (as defined herein above) owned by it as of the effective date hereof or acquired by it on or after the effective date hereof, (b) the derivative works of its Materials created by Customer, and (c) all Materials developed by Customer in the course of the performance of its obligations under this Agreement, including United States and foreign intellectual property rights therein.

8.4  Customer Intellectual Property. All of Customer’s rights to its Intellectual Property (as defined herein above) shall at all times remain the property of Customer, and CSI Digital shall not have any right to use such Intellectual Property.

ARTICLE 9
TERMINATION

9.1  Termination For Default. If any Party (the “Defaulting Party”) fails to perform any material obligation under this Agreement, the Party suffering such default (the “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement if such failure or default is not cured within thirty (30) days of such written notice (or within ten (10) days, in the event of a default in the payment of money). If any such failure or default is not cured within the applicable cure period, the Non-Defaulting Party may, in addition to other remedies available at law or equity, immediately elect to terminate this Agreement. Any termination or expiration of this Agreement pursuant to this Section 9.1, will not release the Defaulting Party from any liability arising from any breach or violation by that Party of the terms of this Agreement prior to the expiration or termination.

9.2  Effect of Non-Default termination by customer. If Customer desires to cancel Agreement for any reason other than default, a payment of 50% of the previous month’s invoiced billing times the months remaining in the contract must be paid upon termination.

9.3  Effect of Non-Default Termination. Upon termination of this Agreement under Section 9.2 above, neither party will have any further liability or obligation under this Agreement except for the survival of indemnification under Section 6.1 and the specified termination payment.

ARTICLE 10
GENERAL PROVISIONS

10.1  Press Releases.

(a)  Neither party shall, without the advance written consent of the other party (which may be granted or withheld in the sole discretion of such party), issue any press release respecting this Agreement or the terms hereof or otherwise disclose this Agreement or the terms hereof to any other party, except as may otherwise be required by applicable securities disclosure or other laws. Notwithstanding, the Parties agree to work in good faith to develop a mutually acceptable press release after execution of this Agreement.

(b)  In the event either party shall be required by applicable laws to disclose all or any part of this Agreement in, or attach all or any part of this Agreement to, any regulatory filing or statement, each party agrees to discuss and work cooperatively, in good faith, with the other party, to protect, to the extent possible, those items or matters which the other party deems confidential and which may, in accordance with applicable laws, be deleted therefrom. The party seeking to disclose the terms and conditions hereof shall provide the other party with the version of the Agreement which it intends to file no later than three (3) business days prior to the planned date of such disclosure. Neither party presently intends to file this Agreement, or any portion thereof, in any regulatory filing required by applicable laws.

10.2  Confidential Information.

(a) Confidential Information disclosed by each party to the other in connection with this Agreement will be used only for the performance of each party’s obligations under this Agreement. Confidential information may not be disclosed to any third party. As used herein, the term “Confidential Information” means information of a party to this Agreement that if provided or disclosed to the other in writing is marked as confidential or proprietary, or if disclosed orally, the receiving party should reasonably construe under the circumstances is intended to be kept confidential, including this Agreement. No information of the disclosing party will be considered Confidential Information to the extent the information:

(i)  is or subsequently becomes publicly available without receiving party's breach of any obligation owed disclosing party; or

(ii)  is in the possession of the recipient prior to the disclosure, or thereafter is independently developed by recipient's employees or consultants who have had no prior access to the information; or

(iii)  is received from a third party without an obligation of confidence to the third party.

(b) Confidential Information disclosed under this Agreement by one party to the other will be protected by the recipient from further disclosure, publication, and dissemination to the same degree and using the same care and discretion as the recipient applies to protect its own confidential or proprietary information from undesired disclosure, publication and dissemination but no less than a reasonable degree of care. A recipient of Confidential Information may disclose such Confidential Information to the extent required by law, regulation, or court order to be disclosed, but the recipient must, to the extent feasible, first notify the disclosing party so that such party hasthe opportunity to seek an appropriate protective order or other relief, and provided further that the Receiving Party shall disclose only that portion of the Confidential Information which is legally required to be disclosed and, as appropriate, request confidential treatment of the Confidential Information by the court.

(c)  Confidential Information disclosed under this Agreement may be disclosed to a receiving Party's employees (including contract employees) or consultants who participate in the performance of obligations under this Agreement if the employees and consultants have been made aware of their responsibilities under this Agreement and the consultants (including contract employees) have signed a statement agreeing to be bound by the terms of this Agreement with respect to confidentiality.

(d)  The Receiving Party recognizes and agrees that the Confidential Information is of a special, unique and extraordinary character which gives it a peculiar value the loss of which cannot be reasonably or adequately compensated in damages, and that a breach of this Agreement will cause irreparable damage and injury to the Disclosing Party. The Receiving Party, therefore, expressly agrees that the Disclosing Party shall be entitled to injunctive and/or other equitable relief to prevent a breach of the provisions of this Agreement, or any part thereof, in addition to any other remedies available to the Disclosing Party. All remedies available to the Disclosing Party hereunder are cumulative, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise by the Disclosing Party of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. A failure or delay by the Disclosing Party in exercising any right, privilege or remedy shall neither operate as a waiver thereof nor modify the terms of this Agreement, nor shall any single or partial exercise by the Disclosing Party of any right, privilege or remedy preclude any other or further exercise of the same or of any other right, privilege or remedy.

(e)  Either party’s failure to fulfill its obligations and conditions with respect to any use, disclosure, publication, release, or transfer to any third person of the other party’s Confidential Information or breach of any restrictions or obligations of any licenses granted, constitutes a material breach of this Agreement if the disclosure adversely affects the other party in any material respect. In that event the non-breaching party may, at its option and in addition to any other remedies that it may have, terminate this Agreement, and its obligations and any rights or licenses granted hereunder upon fifteen (15) calendar days written notice to the breaching party. In addition to any other remedies it may have, the non-breaching party shall have the right to demand, the immediate return of any Confidential Information provided to the breaching party under this Agreement, and all copies of the Confidential Information in any form.

(f)  Upon expiration or termination of this Agreement, each party shall, upon request of the other party, return all Confidential Information of the other party or certify its destruction. The obligations of each party with regard to maintaining the confidentiality of information received hereunder shall survive termination and be in effect for five (5) years after the date of termination.

10.3  Export Control. Any technology provided by either party that is controlled for export purposes may require prior approval by the appropriate U.S. Government agency, either the U.S. Department of State (DOS) or the U.S. Department of Commerce (DOC). Should the technology provided by either party be export controlled, such party will be bound by U.S. export statutes and regulations and shall comply with all export control requirements.

10.4  Independent Contractors. This Agreement does not constitute or serve to establish a partnership, joint venture, agency or any other form of business association whereby one party may in any manner become liable or responsible for the acts or omissions of the other party by virtue of the existence of this Agreement and the promises made herein. The relationship between the Parties shall be that of independent contractors. Neither party is the agent of the other party, nor may either party bind the other party. Each party is solely responsible for its own profits, losses, and costs. Each party shall be solely responsible for the withholding or payment of all applicable federal, state and local income taxes, applicable import and export taxes, social security taxes and other payroll taxes with respect to its employees, as well as any taxes, contributions or other obligations imposed by applicable state unemployment or workers’ compensation acts. Each party has sole authority and responsibility to hire, fire and otherwise control its employees.

10.5  Entire Agreement; Amendment. This Agreement, together with all Exhibits hereto, sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof. No amendment to this Agreement shall be effective or binding unless it is made in writing by authorized representatives of the Parties.

10.6  Enforceability. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

10.7  Governing Law. The provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflicts of law principles.

10.8  Dispute Resolution.

(a)  Any dispute, controversy or claim between the Parties arising out of this Agreement, including any dispute as to the existence, construction, validity, interpretation, enforceability or breach of this Agreement (the “Dispute”), shall be exclusively and finally resolved as set forth hereafter.

(b)  In the event of any Dispute between the Parties hereunder, the Parties shall first attempt to resolve the dispute at the management level. The Parties’ management representatives shall use commercially reasonable efforts to resolve the Dispute on an informal basis. The designated management representatives of the Parties shall meet as often as the Parties deem necessary to gather and furnish to the other party all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with the dispute. The designated management representatives shall discuss the problem and negotiate in good faith in an effort to resolve the Dispute in a timely fashion.

(c)  In the event that the designated management representatives fail to reach an agreement within fifteen (15) business days of the date of the Initiation Date (or such longer date as may be agreed to by the Parties in writing), then either party may initiate a binding arbitration action conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). The Parties shall attempt to select a single neutral arbitrator to hear the Dispute. Such arbitrator need not be affiliated with the AAA. If the Parties fail to agree on a single neutral arbitrator within ten (10) business days of the filing of the demand for arbitration, then three neutral arbitrators shall be appointed in accordance with the Rules. The arbitration award shall be in writing and shall specify the factual and legal basis for the award. The arbitration shall be conducted in Washington, D.C., and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither party shall be entitled to seek or recover punitive damages in considering or fixing any award under these proceedings. The governing law shall be pursuant to the laws of the State of New York.

(d) Unless otherwise ordered by the arbitrator(s), the costs of the mediation and arbitration, including AAA administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties. Attorneys’ fees and costs may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator(s).

10.9  Force Majeure.

(a)  The parties obligations to perform under this Agreement shall be suspended during the period and to the extent that such party is prevented or hindered from complying therewith by any cause beyond such party’s reasonable control, including without limitation, acts of God, strikes, acts of terrorism, fire, flood, power failures or surges, epidemics, riots, theft, lock outs and other labor disputes, civil disturbances, injunctions and other government orders or legal requirements (whether under the export control laws or otherwise), accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), and the non-performance by suppliers or contractors.

(b)  If Customer’s MSF payments to CSI Digital do not meet any of the applicable Performance Metrics set forth in Section 10.9(a) above due to acts of God, acts of terrorism, fire, flood, epidemics, riots, theft or civil disturbances, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), the commencement date of each Benchmark Period shall be extended by a number of days equal to the period in which such force majeure event is pending; provided, however, that for purposes of this Section 10.9 the Force Majeure period shall not be deemed to have commenced until the date on which Customer gives CSI Digital written notice of the occurrence of such force majeure event, and Customer shall give CSI Digital prompt written notice following the cessation of such force majeure event. For the avoidance of any doubt, a force majeure event shall not affect any obligations to pay fees arising under this Agreement.

10.10   Non-Exclusive. Nothing in this Agreement shall prevent CSI Digital from entering into similar arrangements with, or otherwise providing services to, any other person or entity. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as prohibiting CSI Digital from marketing, offering, selling or otherwise providing services or products to its other existing or prospective customers, including those that are directly or indirectly competitive with the services and products offered by Customer.

10.11   Survival. The terms and conditions of this Agreement (including all Exhibits hereto) regarding confidentiality, payment, warranties, liability and indemnity will survive the termination or expiration of this Agreement, along with any other provisions that by their sense and content are intended to survive the performance, termination or expiration of the Agreement for so long as necessary to carry out the intent and purpose of the Agreement.

10.12   Waiver. The failure of either party at any time to enforce any of the provisions of this Agreement or any right under this Agreement, or to exercise any option provided, will in no way be construed to be a waiver of the provisions, rights, or options or in any way to affect the validity of this Agreement. The failure of either party to exercise any rights or options under the terms or conditions of this Agreement shall not preclude or prejudice the exercising of the same or any other right under this Agreement. Unless expressly stated herein, no remedy or right provided in this Agreement is intended to be a sole or exclusive remedy.

10.13    Compliance with Laws. Each party agrees to comply with all laws applicable to its performance of this Agreement and is responsible, at its sole cost and expense, for obtaining any all governmental licenses, permits, authorizations, and approvals that may be required in connection with its performance of this Agreement.

10.14   Notices. All notices or other communications which are required or permitted herein shall be in writing and sufficient if delivered personally, sent by prepaid overnight air courier, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Customer, to:

Frank T. Matarazzo
President
Microwave Satellite Technologies, Inc.
259-263 Goffle Road
Hawthorne, NJ 07506

With a copy (which shall not constitute notice) to:

Howard J. Barr, Esq.
1401 Eye Street, N.W.
Seventh Floor
Washington, D.C. 20005

If to CSI Digital, to:

David C. Luman
President
CSI Digital, Inc.
921 SW Washington, Suite 716
Portland, OR 97205.

or at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if delivered personally, on the business day after dispatch if sent by overnight air courier, or upon delivery or refusal thereof if sent by postage prepaid certified mail, return receipt accepted.

10.15    Successors and Assignments. Neither this Agreement nor either party’s rights or obligations hereunder shall be assigned or transferred by either party without the prior written consent of the other party, which consent will not be unreasonably withheld; provided however, no consent shall be necessary in the event of an assignment by either party to a successor entity resulting from a merger, acquisition or consolidation or assignment to an entity under common control, controlled by or in control of CSI Digital Inc.. For purposes of this Agreement, the term “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

10.16   Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. The Parties hereby agree that facsimile signatures are valid and binding on the Parties.

10.17   No Third-Party Beneficiary. The provisions of this Agreement are for the benefit solely of the Parties hereto and their permitted assigns, and no third party may seek to enforce or benefit from these provisions.

10.18   Most Favored. CSI Digital represents, warrants and agrees that all discounts, commissions and other terms relating to the price and/or the terms and conditions at which Customer acquires the Transport Services or the services (“Alternative Services”) described in this Agreement (collectively, the “Terms”) are at least as favorable as those now offered by CSI Digital to any other comparable Customer in connection with the provision of Transport Services or Alternative Services. If, during the Term of this Agreement, CSI Digital should enter into an arrangement with any other comparable Customer in terms of subscriber count, with respect to CSI Digital’s provision of Transport Services or Alternative Services, providing greater benefits or more favorable Terms, this Agreement shall thereupon be deemed to be automatically amended to provide the same to Customer. CSI Digital agrees to provide Customer with prompt written notice of any such arrangements.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Microwave Satellite Technologies, Inc.

/s/ Frank T. Matarrazo
By: Frank T. Matarazzo
Title: President
Date: June 2, 2007

CSI Digital, Inc.

/s/ David C. Luman 6/2/2007
By: David C. Luman
Title: President
Date: June 2, 2007